                                                      Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             PICTURETEL CORPORATION

                              ML ACQUISITION CORP.

                                       and

                                 MULTILINK, INC.




                           Dated as of April 15, 1997

                                TABLE OF CONTENTS

1.    DEFINITIONS...........................................................    1
      1.1.     Certain Matters of Construction..............................    1
      1.2.     Cross Reference Table........................................    2
      1.3.     Certain Definitions..........................................    3

2.    MERGER................................................................   10

3.    TERMS OF THE MERGER AND CLOSING.......................................   10
      3.1.     Terms of Merger..............................................   10
      3.2.     Target Securityholders' Representative.......................   15
      3.3.     Time and Place of Closing....................................   16
      3.4.     Deliveries...................................................   16

4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................   18
      4.1.     Organization and Corporate Power.............................   18
      4.2.     Authorization and Enforceability.............................   18
      4.3.     Capitalization...............................................   18
      4.4.     Subsidiaries.................................................   19
      4.5.     Financial Statements.........................................   19
      4.6.     Absence of Undisclosed Liabilities...........................   19
      4.7.     Absence of Certain Developments..............................   19
      4.8.     Title to Properties..........................................   20
      4.9.     Tax Matters..................................................   20
      4.10.    Contracts and Commitments....................................   20
      4.11.    No Defaults..................................................   20
      4.12.    Intellectual Property........................................   21
      4.13.    Interested Parties and Conflicts of Interest.................   23
      4.14.    Non-Contravention............................................   23
      4.15.    No Governmental Consent or Approval Required.................   23
      4.16.    Litigation...................................................   24
      4.17.    Business.....................................................   24
      4.18.    Brokers.  ...................................................   24
      4.19.    Environmental and Safety Laws................................   24
      4.20.    Foreign Corrupt Practices Representation.....................   24
      4.21.    Material Facts.  ............................................   25
      4.22.    Insurance....................................................   25
      4.23.    Employees....................................................   25
      4.24.    Employee Benefits............................................   25
      4.25.    Notes and Accounts Receivable................................   26
      4.26.    Inventories..................................................   26
      4.27.    Registration Statement; Proxy Statement/Prospectus...........   26
      4.28.    Change in Control Payments...................................   27
      4.29.    Claims Against Directors and Officers........................   27

5.    REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES..................   27
      5.1.     Corporate Matters............................................   27
      5.2.     Charter and By-Laws..........................................   28
      5.3.     Capitalization...............................................   28
      5.4.     Authorization and Enforceability.............................   28
      5.5.     Non-Contravention, etc.......................................   28
      5.6.     Investment Intent............................................   28
      5.7.     Litigation...................................................   28
      5.8.     SEC Reports..................................................   29
      5.9.     Brokers......................................................   29
      5.10.    Registration Statement; Proxy Statement/Prospectus...........   29
      5.11.    Ownership of Merger Sub; No Prior Activities.................   30

6.    CERTAIN AGREEMENTS OF THE PARTIES.....................................   30
      6.1.     Proxy Statement/Prospectus; Registration Statement...........   30
      6.2.     Special Meeting..............................................   30
      6.3.     No Solicitation of Other Offers..............................   31
      6.4.     Access to Premises and Information...........................   31
      6.5.     Confidentiality Covenant of the Buying Parties...............   31
      6.6.     Operation of Business in the Ordinary Course.................   32
      6.7.     Certain Notices..............................................   34
      6.8.     Preparation for Closing......................................   34
      6.9.     Governmental Authorizations..................................   35
      6.10.    Pooling of Interests Accounting Treatment; Certain  Tax
               Covenants....................................................   35
      6.11.    Escrow of Shares Pending Resolution of Certain Matters.......   36
      6.12.    Affiliate Agreements.........................................   38
      6.13.    Further Assurances...........................................   38
      6.14.    Directors and Officers Indemnification.......................   39
      6.15.    Expenses.....................................................   39

7.    CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYING PARTIES...........   39
      7.1.     Representations, Warranties and Covenants of Company.........   39
      7.2.     Effectiveness of the Registration Statement..................   40
      7.3.     No Material Adverse Change...................................   40
      7.4.     Options, etc.................................................   40
      7.5.     Closing Agreements...........................................   40
      7.6.     Tax Opinion..................................................   40
      7.7.     Pooling Opinion..............................................   41
      7.8.     Legality; Governmental Authorization; Litigation.............   41
      7.9.     Consents, etc................................................   41
      7.10.    Nasdaq Listing...............................................   41
      7.11.    Opinion of Counsel...........................................   41
      7.12.    Stockholders Agreement.......................................   42
      7.13.    General......................................................   42

8.    CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY..................   42
      8.1.     Representations, Warranties and Covenants of Buying Parties..   42
      8.2.     Effectiveness of the Registration Statement..................   42
      8.3.     Stockholder Approval.........................................   42
      8.4.     Closing Agreements...........................................   43
      8.5.     Tax Opinion..................................................   43
      8.6.     Pooling Opinion..............................................   43
      8.7.     Legality; Government Authorization; Litigation...............   43
      8.8.     Consents, etc................................................   43
      8.9.     Opinion of Counsel...........................................   43
      8.10.    General......................................................   43

9.    INDEMNIFICATION.......................................................   44
      9.1.     Indemnification..............................................   44
      9.2.     Time Limitation on Indemnification...........................   45
      9.3.     Monetary Limitations on Indemnification; Limitation on
               Recourse.....................................................   45
      9.4.     Third Party Claims...........................................   46
      9.5.     Nature of Indemnification Payments...........................   47

10.   CONSENT TO JURISDICTION; JURY TRIAL WAIVER............................   47
      10.1.    Consent to Jurisdiction......................................   47
      10.2.    Waiver of Jury Trial.........................................   48

11.   TERMINATION...........................................................   48
      11.1.    Termination of Agreement.....................................   48
      11.2.    Effect of Termination........................................   49
      11.3.    Fees and Expenses............................................   49

12.   MISCELLANEOUS.........................................................   50
      12.1.    Entire Agreement; Waivers....................................   50
      12.2.    Amendment or Modification....................................   50
      12.3.    Survival, etc................................................   50
      12.4.    Independence of Representations and Warranties...............   50
      12.5.    Severability.................................................   50
      12.6.    Knowledge....................................................   51
      12.7.    Successors and Assigns.......................................   51
      12.8.    Notices......................................................   51
      12.9.    Public Announcements.........................................   52
      12.10.   Headings, etc................................................   52
      12.11.   Third Party Beneficiaries....................................   52
      12.12.   Counterparts.................................................   53
      12.13.   Governing Law................................................   53

EXHIBIT A      -        Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER



      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 15th day of April, 1997 among PictureTel Corporation, a Delaware corporation ("Parent"), ML Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Merger Sub"; each of Parent and Merger Sub being sometimes referred to herein as a "Buying Party" and collectively as the "Buying Parties"), and MultiLink, Inc., a Massachusetts corporation (the "Company").

                                    Recitals

      1. Each of Parent and the Company desire to have Merger Sub merge with and into the Company (the "Merger"), all upon the terms and subject to the conditions set forth in this Agreement and in the Articles of Merger (as hereinafter defined).

      2. The parties hereto intend that the Merger (i) be able to be accounted for by Parent on a "pooling of interests" basis and (ii) qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code (as hereinafter defined).

                                    Agreement

      Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.    DEFINITIONS. For purposes of this Agreement:

      1.1. Certain Matters of Construction. In addition to the definitions referred to as set forth below in this Section 1:

               (a) The words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

               (b) The words "party" and "parties" shall refer to the Company and the Buying Parties, collectively.

               (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

               (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP (as hereinafter defined).

               (e) All references in this Agreement to any Section shall, unless the context otherwise requires, be deemed to be a reference to a Section of this Agreement.

               (f) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule to this Agreement, all of which are made a part of this Agreement.

      1.2. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

            Term                                   Definition
"AAA"                                              Section 6.11.3.2
"Affiliate Agreement"                              Section 6.12
"Affiliate Letter"                                 Section 6.12
"Agreement"                                        Preamble
"Alternative Transaction"                          Section 6.3
"Articles of Merger"                               Section 3.1.3
"Buying Party"                                     Preamble
"Closing"                                          Section 3.3
"Closing Agreements"                               Section 7.5
"Closing Date"                                     Section 3.3
"Company"                                          Preamble
"Company Common Stock"                             Section 4.3
"Constituent Corporations"                         Section 3.1.1
"Dissenting Shares"                                Section 3.1.2
"Effective Date"                                   Section 3.1.3
"Escrow Agent"                                     Section 6.11
"Escrowed Shares"                                  Sections 3.1.2 and 6.11
"Exchange Act"                                     Section 5.6
"Exchange Ratio"                                   Section 3.1.2
"Expenses"                                         Section 11.3
"Fee"                                              Section 11.3
"Financial Statements"                             Section 4.5
"HSR Act"                                          Section 4.14
"IRS"                                              Section 4.24
"Merger"                                           Recitals
"Merger Sub"                                       Preamble
"Merger Sub Common Stock"                          Section 3.1.2
"Most Recent Balance Sheet"                        Section 4.5
"Parent"                                           Preamble
"Parent Shares"                                    Section 3.1.2
"Principal Stockholders"                           Section 1.3.38

"Proxy Statement/Prospectus"                       Section 4.27
"Registration Statement"                           Section 4.27
"Release Date"                                     Section 6.11.1
"SEC"                                              Section 4.27
"Securities Act"                                   Section 3.1.2
"Surviving Corporation"                            Section 3.1.1
"Surviving Corporation Common Stock"               Section 3.1.2
"Target Securityholders' Representative"           Section 3.2

      1.3. Certain Definitions. The following terms shall have the following meanings:

               1.3.1. Action. The term "Action" shall mean any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

               1.3.2. Adjusted Escrow Percentage. The term "Adjusted Escrow Percentage" shall mean the percentage of Parent Shares equal to the quotient of (i) the total number of Parent Shares issuable in connection with the Merger (with respect to the shares of Company Common Stock outstanding on the Effective Date and options which are vested, exercisable for Company Common Stock, and outstanding on the Effective
      Date) multiplied by seven and one-half percent (7.5%) divided by (ii) the number of Parent Shares issuable in the Merger with respect to the shares of Company Common Stock outstanding on the Effective Date.

               1.3.3. Affiliate. The term "Affiliate" shall mean, as to the Company (or, if another Person is specified, as to such other specified Person), (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or such specified Person), (ii) any Person who is at the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock of any Person referred to in clause (i) above and the members of the immediate family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person), and (iii) each Person of which the Company (or such specified Person) or an Affiliate (as defined in clauses
      (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest. From and after the Effective Date, the Company as the Surviving Corporation shall be an Affiliate of the Buying Parties.

               1.3.4. Aggregate Consideration Amount. "Aggregate Consideration Amount" shall mean 3,750,000 shares of Parent Common Stock.

               1.3.5. Business. The term "Business" shall mean the business of the Company and its Subsidiaries as such business is currently conducted.

               1.3.6. Business Day. The term "Business Day" shall mean any day on which banking institutions in Boston, Massachusetts are customarily open for the purpose of transacting business.

               1.3.7. By-laws. The term "By-laws" shall mean all written rules, regulations and by-laws, and all other documents (other than the Charter), relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

               1.3.8. Charter. The term "Charter" shall mean the certificate or articles of incorporation or organization, statute, constitution, joint venture or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

               1.3.9. Code. The term "Code" shall mean the federal Internal Revenue Code of 1986, as amended, or any successor statute, and the rules and regulations thereunder, and in the case of any referenced Section of any such statute, rule or regulation, any successor Section thereto, collectively and as from time to time amended and in effect.

               1.3.10. Company Credit Agreement. The term "Company Credit Agreement" shall mean the Loan Agreement dated July 29, 1993 between the Company and US Trust, as amended through the Seventh Amendment to Loan Agreement dated March 18, 1997 and as in effect on the date hereof.

               1.3.11. Company Stock Options. The term "Company Stock Options" shall mean, collectively, all options issued by the Company pursuant to the Company Option Plans.

               1.3.12. Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean a Material Adverse Effect with respect to the Company and its Subsidiaries.

               1.3.13. Company Option Plans. The term "Company Option Plans" shall mean, collectively, the 1984 Restated Stock Plan, the 1986 Restated Stock Plan, the 1987 Stock Plan and the 1996 Stock Option Plan.

               1.3.14. Compensation. The term "Compensation," as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, insurance or fringe benefits of any kind, or other payments or benefits of any kind whatsoever made or provided directly or indirectly by or on behalf of the Company to such Person or members of the immediate family of such Person.

               1.3.15. Contractual Obligation. The term "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

               1.3.16. Debt. "Debt" of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the Ordinary Course of Business, but only to the extent that such payables or accruals are not interest-bearing), (iv) under capital leases and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

               1.3.17. Distribution. The term "Distribution" shall mean, with respect to any Equity Security issued by any Person, (i) the declaration or payment of any dividend on or in respect of any Equity Security; (ii) the purchase, redemption or other retirement of any Equity Security, directly, or indirectly through an Affiliate or otherwise; (iii) any other distribution on or in respect of any shares of any class of such capital stock or beneficial interest or other Equity Security; and (iv) any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Debt of the Person or an Affiliate of the Person.

               1.3.18. Environmental Laws. The term "Environmental Laws" shall mean any and all Legal Requirements relating to the protection of the environment, including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substances, or any other activities or conditions which impact or relate to the environment or nature, and shall include, without limitation, CERCLA, RCRA, the Clean Air Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right to Know Act, the Oil Pollution Act, and the Toxic Substances Control Act, all as in effect from time to time, and shall include, without limitation, Legal Requirements relating to strict liability, nuisance or with respect to conducting abnormally dangerous activities.

               1.3.19. Equity Securities. The term "Equity Securities" shall mean, with respect to any Person which is not a natural person, all shares of capital stock or other equity or beneficial interests issued by or created in or by such Person, all stock appreciation or similar rights or grants of, or other Contractual Obligation for, any right to share in the equity, income, revenues or cash flow of such Person, and all securities or other rights, warrants or other Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise.

               1.3.20. Exchange Ratio. The term "Exchange Ratio" shall mean an amount calculated by dividing the Aggregate Consideration Amount by the Fully Diluted Shares.

               1.3.21. Formula Price Per Share. The term "Formula Price Per Share" shall mean the average closing price per share of the Parent Common Stock on the Nasdaq National Market as reported in the Eastern Edition of the Wall Street Journal on the ten trading dates ending two days prior to the Effective Date.

               1.3.22. Fully-Diluted Shares. The term "Fully-Diluted Shares" shall mean the aggregate number of (i) shares of Company Common Stock outstanding on the Effective Date and (ii) shares of Company Common Stock issuable upon the exercise of vested Company Stock Options outstanding on the Effective Date.

               1.3.23. GAAP. The term "GAAP" shall mean generally accepted accounting principles, as defined by the United States Financial Accounting Standards Board from time to time.

               1.3.24. Governmental Authority. The term "Governmental Authority" shall mean any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

               1.3.25. Governmental Order. The term "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

               1.3.26. Guarantee. The term "Guarantee" shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and
      (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

               1.3.27. Intellectual Property. The term "Intellectual Property" shall mean the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology; (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the business of the Company; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

               1.3.28. Legal Requirement. The term "Legal Requirement" shall mean any U.S. federal, state or local or any foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law, all as from time to time in effect.

               1.3.29. Liability. The term "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

               1.3.30. Lien. The term "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, attachment, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Debt, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due and (B) such liens do not and will not, individually or in the aggregate, have a Company Material Adverse Effect or materially affect the use of any real property, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

               1.3.31. Losses. The term "Losses" shall mean any and all losses, damages (including, without limitation, diminution in value), injuries, deficiencies, demands, obligations, Liabilities, causes of action, accusations, allegations, claims, awards (including, without limitation, awards of punitive or treble damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including, without limitation, reasonable legal fees and costs and expenses and costs and expenses of collection).

               1.3.32. Material Adverse Effect. The term "Material Adverse Effect" shall mean, with respect to any Person, any adverse change in or effect on the business or operations (except to the extent that any such change in or effect on the business or operations results from the announcement of the proposed Merger), assets, condition, financial or otherwise, of such Person (on a combined basis with such Person's Subsidiaries, if applicable) which, when considered either singly or together with all other adverse changes and effects with respect to which such phrase is used in this Agreement with respect to such Person, is material to such Person (on a combined basis with such Person's Subsidiaries, if applicable).

               1.3.33. Ordinary Course of Business. The term "Ordinary Course of Business" shall mean the ordinary course of the Business consistent with past custom and practice (including, without limitation, with respect to quantity, pricing, payment terms and frequency).

               1.3.34. Parent Common Stock. The term "Parent Common Stock" shall mean the common stock of Parent, par value $0.01 per share.

               1.3.35. Person. The term "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any Governmental Authority.

               1.3.36. Products. The term "Products" shall mean all current products and services of the Company, any subsequent versions of such products currently being developed, any products currently being developed by the Company which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

               1.3.37. Special Meeting. The term "Special Meeting" shall mean the special meeting of the Company's shareholders to be called pursuant to Section 6.2 to approve this Agreement and the Merger in accordance with the Massachusetts Business Corporation Law.

               1.3.38. Stockholders Agreement. The term "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of April 15, 1997, between Parent and Massachusetts Technology Development Corp., Coolidge Investment Corporation, Bruce R. Bower, Sigmund E. Herzstein, Arthur D. Little Ventures, L.P., Corning Partners III, L.P., Corning Partners IV, L.P., C.P. IVA Partners, L.P., McAteer Family Trust and PRIT Fund - Massachusetts Reserve (collectively, the "Principal Stockholders").

               1.3.39. Subsidiary. The term "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Company (or other specified Person) is a general partner or joint venturer without limited liability.

               1.3.40. Target Securityholder. The term "Target Securityholder" shall mean any holder of Company Common Stock or a Company Stock Option as of immediately prior to the Merger.

               1.3.41. Taxes. The term "Tax" shall mean any (and in the plural "Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, windfall profit, environmental (including Code Section 59A), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, and other tax, withholding taxes, assessments, imposts, levies, and other charges of every kind and nature arising under or imposed by any Legal Requirement, including, without limitation, all interest, penalties and additions with respect to any of the foregoing.

               1.3.42. Technology. The term "Technology" shall mean all inventions, copyrightable works, integrated circuit masks, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, that are incorporated, embodied or used in or are used to develop, manufacture, test or market the Products.

               1.3.43. Trademarks. The term "Trademarks" shall mean any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

2. MERGER. Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, the Company and the Buying Parties agree to use their respective best efforts to cause the Merger to occur on the Closing Date.

3.    TERMS OF THE MERGER AND CLOSING.

      3.1. Terms of Merger.

                        3.1.1. Constituent Corporations, Surviving Corporation
               and Name of Surviving Corporation. The Company and the Merger Sub are sometimes collectively referred to herein as the "Constituent Corporations." The Company shall be the surviving corporation of the Merger, and is sometimes referred to herein as the "Surviving Corporation." The name of the Surviving Corporation shall be MultiLink, Inc..

                        3.1.2.   The Merger.

                              (a) Assets and Liabilities, etc. The Merger shall
                        be pursuant to the provisions of and with the effect provided in Sections 78 et seq. of the Massachusetts Business Corporation Law. On the Effective Date (as defined in Section 3.1.3), the Merger Sub shall be merged with and into the Company, which shall continue to be governed by the laws of The Commonwealth of Massachusetts, and the separate corporate existence of the Merger Sub shall thereupon cease. From and after the Effective Date, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger, and the corporate franchises, existence and rights of the Merger Sub shall be merged into the Company and the Company shall, as the Surviving Corporation, be fully vested therewith. Moreover, upon the Merger becoming effective, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations, and all their property, real, personal and mixed, and all the debts on whatever account to any of them, as well as all stock subscriptions and other cheeses in action, belonging to any of them, shall be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities and obligations.

                              (b) Charter and By-laws. On the Effective Date,
                        the Charter of the Company, as in effect immediately prior to the Effective Date, shall continue to be the Charter of the Surviving Corporation, until duly amended in accordance with law. On the Effective Date, the By-laws of the Company, as in effect immediately prior to the Effective Date, shall continue to be the By-laws of the Surviving Corporation until duly amended in accordance with the law.

                              (c) Directors and Officers. On the Effective Date,
                        the persons who are directors and officers of Merger Sub immediately prior to the Effective Date shall become the directors and officers, respectively, of the Surviving Corporation, holding the same offices in the Surviving Corporation as they held in Merger Sub immediately prior to the Effective Date, until their successors shall be elected and qualified in accordance with law and the Charter and By-laws of the Surviving Corporation. As such, as of the effective time of the Merger the only directors of the Surviving Corporation shall be Norman
                        E. Gaut, Domenic J. LaCava and William L. Avery, the only officers of the Surviving Corporation shall be as follows:

                                Name                      Title
                            William Avery                President
                            William Avery                Treasurer
                            Mary L. Wilson               Clerk

                              (d) Converting Company Shares and Options. Upon
                        the effectiveness of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, the outstanding Equity Securities of the Company (other than (i) Equity Securities of the Company held in the Company's treasury or by any of the Company's Subsidiaries, (ii) such Equity Securities of the Company, if any, as may then be owned by either Buying Party and (iii) Dissenting Shares (as hereinafter defined)) shall be canceled or converted in the manner set forth below,

                                    (i) each outstanding share of Company Common
                              Stock shall be converted into and exchanged for the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio, and

                                           (ii) each Company Stock Option,
                              whether vested or unvested, shall be assumed by Parent and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Date, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the number of shares of Parent Common Stock purchasable pursuant to such Company Stock Option.

                        provided, however, that (A) the Adjusted Escrow Percentage of the shares of Parent Common Stock issuable in the Merger with respect to shares of Company Common Stock outstanding on the Effective Date shall be delivered into escrow and held as specified in Section
                        6.11 (all such shares issuable pursuant to the Merger, including the Escrowed Shares, or upon exercise of the Company Stock Options, being referred to herein as the "Parent Shares"; and said portion of the Parent Shares subject to the escrow provisions of Section 6.11 together with all shares issued in payment or distribution of any stock dividend on or stock split or other recapitalization of, or in respect of, any such escrowed shares, and any securities or other property issued or distributed with respect to such shares in connection with any merger, consolidation or liquidation of Parent being referred to herein as the "Escrowed Shares") and the Escrowed Shares shall be distributed, to the Persons who as of and immediately prior to the Closing held Company Common Stock, only upon release from the Escrow Account as provided in Section 6.11 upon and subject to resolution of the matters referred to in Sections 6.11 and 9 and (B) no fractional shares of Parent Common Stock shall be issued pursuant to the Merger, with each Person otherwise entitled to such a fractional share being entitled to cash, payable by check of the Surviving Corporation, in an amount equal to such fraction multiplied by the Formula Price Per Share.

                              (e) Exchange Mechanics. As promptly as practicable
                        after the Effective Date, each holder (other than the Company, if applicable) of any outstanding certificate or certificates theretofore representing shares of Company Common Stock converted in the Merger as described in paragraph (d) above shall surrender the same to Parent for cancellation (in each case together with a duly executed letter of transmittal in form reasonably acceptable to Parent and the Surviving Corporation) and shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of Parent Shares to which such holder is entitled pursuant to the Merger and cash in lieu of any fractional share otherwise to be so issued. Until so surrendered, each such outstanding certificate or other Contractual Obligation which, prior to the Effective Date, represented Company Common Stock shall be deemed for all corporate purposes to evidence ownership of the cash and number of Parent Shares into which the shares of such Company Common Stock represented thereby prior to the Effective Date have been converted pursuant to the Merger.

                              (f) Options. Parent shall take all corporate
                        action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in Section 3.1.2(d)(ii). Subject to
                        Section 3.1.2(d)(ii), the Company Stock Options shall be subject to the same vesting requirements, terms and conditions after the Merger as apply to such options prior to the Merger. It is the intention of the parties that the Company Stock Options assumed by Parent shall qualify as incentive stock options to the extent such options qualified as incentive stock options immediately prior to the Effective Date, and that the assumption by Parent of the Company Stock Options qualifying for incentive stock option treatment not constitute a modification of such options. Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Date, with respect to the Parent Shares issuable upon exercise of the Company Stock Options, and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding. As soon as practicable after the Effective Date, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto.

                              (g) Cancellation of Treasury Stock and Stock held
                        by Parties. On the Effective Date, any and all Equity Securities of the Company held by the Company or by any of its Subsidiaries or by either Buying Party shall, by virtue of the Merger and without any further action on the part of the Company, its Subsidiaries or the Buying Parties, be cancelled, retired and cease to exist and no payment or other distribution shall be made with respect thereto.

                              (h) Conversion of Merger Sub Shares. On the
                        Effective Date, each share of the $.01 par value common stock of the Merger Sub ("Merger Sub Common Stock") then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one fully paid and nonassessable share of the $.01 par value common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). As promptly as practicable after the Effective Date, each holder of any outstanding certificate or certificates theretofore representing shares of Merger Sub Common Stock shall surrender the same to the Surviving Corporation and shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock to which such shareholder is entitled pursuant to the Merger. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented Merger Sub Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of Surviving Corporation Common Stock into which the shares of the Merger Sub Common Stock represented thereby prior to the Effective Date have been converted pursuant to the Merger.

                              (i) Dissenting Shares. Notwithstanding anything to
                        the contrary in this Agreement, shares of Company Common Stock outstanding immediately prior to the effective time of the Merger and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights for such Equity Securities of the Company in accordance with the provisions of Sections 85 through 98 of the Business Corporation Law of The Commonwealth of Massachusetts ("Dissenting Shares") shall not be converted into the right to receive Parent Shares or other consideration that may be distributable in the Merger, unless such shareholder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If, after the Effective Date of the Merger, such holder fails to perfect or withdraws or loses his or her right to appraisal, such Equity Securities shall be treated as if they had been converted as of the Effective Date into a right to receive the merger consideration provided herein with respect to his or her shares of Company Common Stock, without interest thereon.

               3.1.3. Effective Date. On the Closing Date (as defined in Section 3.3), the parties hereto shall cause the Merger to be consummated by filing of articles of merger (the "Articles of Merger") prepared and filed with the Secretary of State of The Commonwealth of Massachusetts in accordance with Section 78 of the Massachusetts Business Corporation Law (the date of such filing being the "Effective Date").

      3.2. Target Securityholders' Representative. J. Edward McAteer shall, by virtue of the Merger and the votes to be adopted at the Special Meeting, be appointed attorney-in-fact and authorized and empowered to act for and on behalf of any or all of the Target Securityholders (with full power of substitution in the premises) in connection with the indemnity provisions of Section 9 as they relate to Target Securityholders generally, the escrow provisions of Section 6.11, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby (the above named representative, as well as any subsequent representative of the Target Securityholders appointed by him or after his death or incapacity elected by vote of holders of a majority of the Equity Securities of the Company or, after the Merger, of the Parent Shares (calculated on a fully exercised and converted basis) (each being referred to as a "Target Securityholders' Representative"). By his execution hereof, J. Edward McAteer hereby accepts such appointment and agrees to act as Target Securityholders' Representative hereunder. The Target Securityholders' Representative shall not be liable to any Target Securityholder, the Buying Parties or the Company or any other person with respect to any action taken or omitted to be taken by the Target Securityholders' Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Target Securityholders' Representative. Each of the Buying Parties and each of their respective Affiliates (including, after the closing, the Company) shall be entitled to rely on such appointment and treat the Target Securityholders' Representative as the duly appointed attorney-in-fact of each Target Securityholder. Each Target Securityholder who executes this Agreement or votes in favor of the Merger pursuant to the terms hereof, by such execution or vote, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of the Buying Parties to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Target Securityholders.

      3.3. Time and Place of Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray in Boston, Massachusetts on the second Business Day following the satisfaction or waiver of all conditions set forth in Sections 7 and 8 hereof, or at such other time or place upon which the parties may agree (the day on which the Closing takes place being referred to herein as the "Closing Date"). Subject to such satisfaction or waiver of such conditions, the Company and the Merger Sub shall execute and deliver the Articles of Merger on or before the Closing Date, and shall cause the Articles of Merger to be filed in accordance with the Massachusetts Business Corporation Law on the Closing Date.

      3.4. Deliveries.

               3.4.1. Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Buying Parties all of the following:

                        (i) a copy of the Company's Charter, certified as of a recent date by the Secretary of State of The Commonwealth of Massachusetts;

                        (ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of The Commonwealth of Massachusetts;

                        (iii) a certificate of Tax good standing of the
               Company, issued as of a recent date by the Commissioner of Revenue of The Commonwealth of Massachusetts;

                        (iv) a certificate of the clerk or an assistant clerk of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Sub as to (A) no amendments to the Company's Charter or By-laws, (B) the corporate actions (including copies of relevant votes) taken by the Company and its board of directors and shareholders to authorize the transactions contemplated hereby and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

                        (v) an opinion of counsel to the Company, in form and substance reasonably satisfactory to the Buying Parties;

                        (vi) the certificate contemplated by Section 7.1.4, duly executed by an authorized officer;

                        (vii) such resignation letters as the Buying Parties may request not later than two Business Days prior to the Closing Date from directors and officers of the Company; and

                        (viii) such other instruments and documents as the
               Buying Parties may reasonably request from the Company in connection with the transactions contemplated hereby not later than two Business Days prior to the Closing Date.

               3.4.2. Deliveries by the Buying Parties. At the Closing, the Buying Parties shall deliver or cause to be delivered to the Company the following:

                        (i) copies of Parent's Charter and the Merger Sub's Charter, certified as of a recent date by the Secretaries of State of The State of Delaware and The Commonwealth of Massachusetts, respectively;

                        (ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of The State of Delaware and a certificate of good standing of the Merger Sub, issued as of a recent date by the Secretary of State of The Commonwealth of Massachusetts;

                        (iii) a certificate of the secretary or assistant
               secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company as to (A) no amendments to Parent's Charter or By-laws, (B) the corporate actions (including copies of relevant votes) taken by Parent to authorize the transactions contemplated hereby and (C) the incumbency and signatures of the officers of Parent executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Parent pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

                        (iv) a certificate of the clerk of the Merger Sub or an assistant clerk of the Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company as to
               (A) no amendments to the Merger Sub's Charter or By-laws, (B) the corporate actions (including copies of relevant votes) taken by the Merger Sub and its board of directors and shareholders to authorize the transactions contemplated hereby and (C) the incumbency and signatures of the officers of the Merger Sub executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Merger Sub pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

                        (v) an opinion of Ropes & Gray, counsel to the Buying Parties, in form and substance reasonably satisfactory to the Company;

                        (vi) the certificate contemplated by Section 8.1.3, duly executed by an authorized officer of Parent and the Merger Sub, respectively; and

                        (vii) such other instruments and documents as the Company may reasonably request from the Buying Parties in connection with the transactions contemplated hereby not later than two Business Days prior to the Closing Date.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buying Parties as follows:

      4.1. Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and is qualified to do business as a foreign corporation in each jurisdiction where such qualification is required and where the failure to be so qualified could have a Company Material Adverse Effect. The Company and each of its Subsidiaries have all required corporate power and authority to own or lease its property, to carry on its business as presently conducted and proposed to be conducted and to carry out the transactions contemplated hereby. The copies of the Charter and By-laws of the Company and each of its Subsidiaries, which have been furnished to Parent, are correct and complete and contain all amendments through the date of this Agreement.

      4.2. Authorization and Enforceability. Subject only to the requirement that this Agreement be approved by the Company's shareholders pursuant to the Massachusetts Business Corporation Law, this Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized, executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

      4.3. Capitalization. (a) The entire authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.01 par value per share (the "Company Common Stock"), of which 6,242,806 shares are issued and outstanding. The shares of Company Common Stock outstanding have been duly authorized and are validly issued, fully paid and nonassessable and have been offered, issued and sold by the Company in compliance with applicable state and federal securities laws. No shares of Company Common Stock are held in the Company's treasury which are available for resale.

      (b) Other than Company Stock Options to purchase an aggregate of 868,245 shares of Company Common Stock, there are no outstanding options, warrants, Contractual Obligations or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any Subsidiary or any other entity. Except as provided in the Stockholders Agreement or as imposed by applicable securities laws, there are no restrictions on the transfer or voting of any shares of the Company Common Stock.

      4.4. Subsidiaries. The Company has only the Subsidiaries listed in
Schedule 4.4. Such Schedule sets forth the name and jurisdiction of incorporation or organization and capitalization of each such Subsidiary. The Company is the record and beneficial holder of all of the issued and outstanding shares of capital stock of each of its Subsidiaries, such shares have been duly authorized and validly issued and are fully paid and nonassessable, and the Company owns such shares free and clear of any Liens other than restrictions on transfer imposed by applicable securities laws. There is no outstanding Equity Security of any Subsidiary other than its shares of capital stock. The Company has never been a Subsidiary of any other Person.

      4.5. Financial Statements. The Company has furnished to the Buying Parties its audited balance sheets as of September 30, 1996, 1995 and 1994 and statements of income and cash flows for the twelve months ended September 30, 1996, 1995 and 1994, and its unaudited balance sheet as of March 31, 1997 (the "Most Recent Balance Sheet") and March 31, 1996 and statements of income and cash flows for the four months ended March 31, 1997 and 1996 (all of which are collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as noted therein), and fairly present in all material respects the financial position of the Company as of each such date and the results of its operations for each such period then ended, subject, in the case of unaudited interim financial statements, to an absence of footnotes and to normal year-end audit adjustments which will not in the aggregate be material.

      4.6. Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.6, none of the Company and its Subsidiaries has any Liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which liabilities referred to under subsection (ii) results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      4.7. Absence of Certain Developments. Except as disclosed on Schedule 4.7, since the date of the Most Recent Balance Sheet, there has been no (i) Company Material Adverse Effect, (ii) declaration, setting aside or payment of a Distribution with respect to the capital stock of the Company or any of its Subsidiaries, (iii) material loss, destruction or damage to any property of the Company or any of its Subsidiaries, whether or not insured, (iv) labor dispute involving the Company, or (v) any other action or event that would have required the consent of Parent pursuant to Section 6.6 had such action or event occurred after the date of this Agreement.

      4.8. Title to Properties. Except as disclosed on Schedule 4.8, the Company and its Subsidiaries have marketable title to or valid leasehold interests in all properties and assets necessary to their business as presently conducted and as proposed to be conducted free and clear of all Liens. All machinery and equipment included in such properties which is material to the business of the Company and its Subsidiaries is in good condition and repair, ordinary wear and tear excepted, and all leases of real or personal property to which the Company or any of its Subsidiaries is a party are fully effective and afford the Company or such Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any of its Subsidiaries is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties likely to impede the normal operation of the business of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any notice of violation with which it has not complied.

      4.9. Tax Matters. Except as disclosed to Parent on or prior to the date hereof, there are no federal, or state, local or foreign Taxes due and payable by the Company or any of its Subsidiaries which have not been paid. The provisions for Taxes on the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, local and foreign Taxes of the Company and its Subsidiaries, whether or not assessed or disputed as of the date of said Financial Statements. The Company and its Subsidiaries have made all filings of federal, and all filings of state, local and foreign Tax returns required to have been filed by it within the time prescribed by law (including extensions of time for filing approved by the appropriate authority) and there are in effect no waivers of applicable statutes of limitation with respect to Taxes for any year. Neither the Company nor any of its Subsidiaries has been subject to any Tax audit.

      4.10. Contracts and Commitments. Except as disclosed on Schedule 4.10, neither the Company nor any of its Subsidiaries has any Contractual Obligation which involves, by its terms, a commitment in excess of $500,000 or any employment contracts (including contracts with any agent or independent contractor or consultant) providing for annual compensation in excess of $50,000, stock redemption or purchase agreements, financing agreements, distribution agreements, royalty agreements, licenses under which the Company or its Subsidiary is licensee, leases of real property, pension, bonus, deferred compensation, profit-sharing, retirement or stock option plans, insurance policies, labor union or collective bargaining agreements or agreements limiting the ability of the Company or any of its Subsidiaries to compete in any line of business or geographical area.

      4.11. No Defaults. Neither the Company nor any of its Subsidiaries is in default (a) under its Charter or By-laws or under any material note, indenture, mortgage, lease, contract or other instrument or agreement to which the Company or such Subsidiary is a party or by which it or any of its property is bound or affected or (b) with respect to any Governmental Order. Except as disclosed on Schedule 4.11, there exists no condition, event or act by which, after notice, lapse of time, or both, could constitute a default under any of the foregoing, and to the knowledge of the Company, no third party is in default under any contract or agreement to which the Company or any of its Subsidiaries is a party or by which its or any of its Subsidiaries' property is affected.

      4.12. Intellectual Property. (a) The Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Company and its Subsidiaries in the Company's and its Subsidiaries' business immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. The Company and its Subsidiaries have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that the Company and its Subsidiaries own or use.

      (b) Except as disclosed on Schedule 4.12(b), none of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or one of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the Company and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiaries.

      (c) Schedule 4.12(c) sets forth each patent or trademark or copyright registration which has been issued to the Company or the Subsidiaries with respect to any of the Company and its Subsidiaries' Intellectual Property, each pending patent application or application for registration which the Company and its Subsidiaries have made with respect to any of the Company's and its Subsidiaries' Intellectual Property, and each license, agreement, or other permission which the Company and the Subsidiaries have granted to any third party with respect to any of the Company's Intellectual Property. The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Company has also disclosed to Parent each trade name or unregistered trademark used by any of the Company and its Subsidiaries in connection with their businesses. With respect to each item of Intellectual Property required to be disclosed to Parent pursuant to this Section 4.12(c):

                  (i) the Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company and its Subsidiaries, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) none of the Company and its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

      (d) Schedule 4.12(d) sets forth each item of Intellectual Property that any third party owns and that the Company and its Subsidiaries use pursuant to license, sublicense, agreement, or permission. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be disclosed pursuant to this Section 4.12(d):

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (iii) the Company is not and, to the knowledge of the Company, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) to the knowledge of the Company and its Subsidiaries, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                  (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (viii) the Company has not granted any sublicense or
            similar right with respect to the license, sublicense, agreement, or permission.

      (e) To the knowledge of the Company, the Company and the Subsidiaries will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

      4.13. Interested Parties and Conflicts of Interest. Except as disclosed on
Schedule 4.13, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers directly or indirectly has any contractual, financial or other interest (other than stock of public companies and consultant arrangements of outside directors) in any Person other than the Company or a Subsidiary of the Company that (i) provides any services or designs, produces or sells any product line or product or engages in any activity currently engaged in or proposed to be conducted by the Company or any of its Subsidiaries, (ii) has any direct or indirect interest in any asset, tangible or intangible, of the Company or any of its Subsidiaries or (iii) is a customer of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is indebted to any of its respective officers or directors other than for unpaid salary (or directors' fees) or reimbursement of expenses in the Ordinary Course of Business, and the officers and directors of the Company and its Subsidiaries are not indebted to the Company or any of its Subsidiaries.

      4.14. Non-Contravention. The execution, delivery and performance of this Agreement or any other instrument or document entered into by the Company pursuant to this Agreement, and compliance with the provisions hereof and thereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, assuming expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (a) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under the Charter or By-laws of the Company or any of its Subsidiaries or any note, indenture, mortgage, lease, agreement, contract or other instrument, document or agreement to which the Company or any of its

Subsidiaries is a party or by which the Company, any of its Subsidiaries or any property or the Company or any of its Subsidiaries is bound or affected.

      4.15. No Governmental Consent or Approval Required. No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution and delivery by the Company of this Agreement or any other agreements, instruments or documents entered into by the Company pursuant to this Agreement or contemplated hereby, except for items disclosed on
Schedule 4.15, which shall have been obtained or made and shall be in force and effect at the Closing and copies of which shall be delivered to Parent on or prior to the Closing Date.

      4.16. Litigation. Except as disclosed on Schedule 4.16, (i) there is no action, suit or proceeding pending or threatened against the Company or any of its Subsidiaries which questions the validity of this Agreement or any other agreements, instruments or documents entered into by the Company pursuant to this Agreement, or the right of the Company to enter into them or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in a Company Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis for the foregoing; (ii) neither the Company nor any of its Subsidiaries is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality; and (iii) there is no action, suit or proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries presently intends to initiate.

      4.17. Business. The Company and its Subsidiaries have all material franchises, licenses and other rights and privileges necessary to permit them to own their property and to conduct the Business. Neither the Company nor any of its Subsidiaries is in violation of any law, regulation or order of any public authority relevant to the ownership of its properties or the carrying on of the Business where such violation or violations, singly or in the aggregate, could have a Company Material Adverse Effect.

      4.18. Brokers. Except as set forth on Schedule 4.18, no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Company or any of its Affiliates.

      4.19. Environmental and Safety Laws. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any Environmental Law or any law or regulation relating to occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

      4.20. Foreign Corrupt Practices Representation. Neither the Company nor any of its

Subsidiaries has made offers or agreed to offer anything of value to any foreign government official, foreign political party, candidate for political office of a foreign country, or any person that the Company or any of its Subsidiaries knows or has reason to know, will offer anything of value to any foreign government official, foreign political party, or candidate for political office of a foreign country.

      4.21. Material Facts. This Agreement, the information disclosed to the Buying Parties on or prior to the date hereof, and other agreements and certificates furnished or to be furnished to the Buying Parties through the Closing Date by or on behalf of the Company pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in this Agreement in light of the circumstances in which they were made not misleading. There is no fact known to the Company or any of its Subsidiaries which currently causes or could be reasonably expected to cause in the future a Company Material Adverse Effect which has not been disclosed in writing to the Buying Parties in connection with this Agreement.

      4.22. Insurance. The Company and its Subsidiaries maintain valid insurance policies in the kinds and amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft and public liability.

      4.23. Employees. Neither the Company nor any of its Subsidiaries is aware that any employee of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiary because of the nature of the business conducted or to be conducted by the Company or its Subsidiary or relating to the use of Intellectual Property of others, and the employment of the employees of the Company and its Subsidiaries does not subject the Company, any Subsidiary or the Buying Parties to any liability. Neither Company nor any of its Subsidiaries is aware of any action, suit, proceeding or claim, or any basis therefor or threat thereof, with respect to any contract agreement, covenant or obligation referred to in the preceding sentence. Neither the Company nor any of its Subsidiaries has any collective bargaining agreement covering any of its employees.

      4.24. Employee Benefits. Except as disclosed on Schedule 4.24, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans"), which could result in any liability of the Company or any of its

Subsidiaries; (ii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course).

      4.25. Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on its books and records in accordance with GAAP, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business subject to no setoffs or counterclaims except as recorded as accounts payable, are current and collectible and will be collected in accordance with their terms at their recorded amounts, except as reflected as net of allowance for bad debts on the face of the Most Recent Balance Sheet (rather than in any notes thereto or reserve therefor) as adjusted for the passage of time in accordance with GAAP and past practice and custom of the Company. Schedule 4.25 is a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Most Recent Balance Sheet.

      4.26. Inventories. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the Ordinary Course of Business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries. Such inventory reflected in the Most Recent Balance Sheet and books and records of the Company is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since the Most Recent Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

      4.27. Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Special Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Special Meeting, or at the effective time of the Merger, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading. If at any time prior to the effective time of the Merger any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buying Parties which is contained in any of the foregoing documents

      4.28. Change in Control Payments. Except as disclosed on Schedule 4.28, neither the Company nor any of its Subsidiaries has any plans, programs or Contractual Obligations to which they are a party, or to which they are subject (including, without limitation, any employment or severance agreements or arrangements), pursuant to which payments, severance, benefits or acceleration of any of the foregoing may be required, directly or indirectly, as a result of a change of control of the Company.

      4.29. Claims Against Directors and Officers. There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand pending or, to the knowledge of the Company, threatened (and no reasonable basis for any of the foregoing) against any person who is now or has been at any time prior to the date hereof an officer or director of the Company for acts or omissions in such person's capacity as an officer or director of the

Company.

5.    REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES. Each Buying
Party jointly and severally represents and warrants to the Company as follows:

      5.1. Corporate Matters. Each Buying Party is a corporation duly organized, validly existing and in good standing under the laws of Delaware (in the case of Parent) and Massachusetts (in the case of Merger Sub) and has all requisite power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Buying Party is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

      5.2. Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Charter and By-Laws, as amended to date. Such Charter and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter or By-Laws.

      5.3. Capitalization. As of March 28, 1997, the authorized capital stock of Parent consisted of 80,000,000 shares of Parent Common Stock, of which 34,153,421 shares were issued and outstanding, and an aggregate of 6,680,015 shares were reserved for future issuance under Parent's equity incentive plan, 1984 amended and restated stock option plan, directors option plan and employee stock purchase plan. The authorized capital stock of Merger Sub consists of 100 shares of common stock, $.01 par value, all of which shares are issued and outstanding.

      5.4. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by each Buying Party, and is a legal, valid and binding obligations of each Buying Party, enforceable in accordance with its terms. When issued to the holders of Company Common Stock pursuant to this Agreement, the Parent Shares to be issued to them in connection with the Merger will be duly authorized, validly issued, fully paid and non-assessable.

      5.5. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under the Charter or By-Laws of either Buying Party or, assuming expiration or early termination of the waiting period under the HSR Act, any Legal Requirement applicable to either Buying Party. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other

Person is required to be obtained or made by or on behalf of either Buying Party in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby by either Buying Party, except for items which shall have been obtained or made and shall be in full force and effect at the Closing.

      5.6. Investment Intent. Parent is acquiring the Equity Securities of the Surviving Corporation to be acquired by Parent as a result of the Merger for Parent's own account and Parent has the present intention of holding such Equity Securities for investment purposes and not with a view to, or for sale in connection with, any public distribution of such Equity Securities in violation of any federal or state securities law.

      5.7. Litigation. There is no action pending or, to the Buying Parties' knowledge, threatened (i) against either Buying Party or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of either Buying Party to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither either Buying Party nor any of its Affiliates is subject to any outstanding Governmental Orders which would have a material adverse effect on the ability of either Buying Party to perform its obligations under this Agreement.

      5.8. SEC Reports. Parent has filed all required forms, reports and documents with the SEC since January 1, 1995 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), each as in effect on the date so filed. Parent has heretofore delivered or upon request will deliver to the Company, in the form filed with the SEC (including any amendments thereto), its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and all interim reports on Forms 10-Q or 8-K and all definitive proxy statements filed with the SEC subsequent to such annual report. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q referred to above in this Section 5.6, were prepared in accordance with GAAP consistently applied throughout the periods specified therein, are correct and complete, and present fairly, in all material respects, the consolidated financial position and results of operations of Parent and its Subsidiaries for the periods specified therein, subject in the case of the unaudited consolidated interim financial statements to an absence of footnotes and to normal year-end audit adjustments which will not in the aggregate be material.

      5.9. Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buying Parties or any of their Affiliates, except such fees, Compensation and reimbursement of expenses (if any) as shall be borne by Parent.

      5.10. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 4.27, the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Special Meeting and at the effective time of the Merger, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading. If at any time prior to the Effective Date any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

      5.11. Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

6.    CERTAIN AGREEMENTS OF THE PARTIES.

      6.1. Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company and the Registration Statement of Parent with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and

Parent of all information required to be contained therein, Parent shall file with the SEC a Registration Statement on Form S-4 (or on such other form as shall be appropriate) and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall use all reasonable efforts to mail the Proxy Statement/Prospectus to its shareholders as soon thereafter as practicable.

      6.2. Special Meeting. The Company shall call and hold the Special Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of this Agreement as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and include in the Proxy Statement/Prospectus such recommendation and (ii) use all reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

      6.3. No Solicitation of Other Offers. The Company and its Affiliates will not, and will cause all of their and its respective employees, representatives and agents not to, directly or indirectly, solicit or initiate or enter into discussions or transactions or Contractual Obligations with or encourage or provide any information to any Person (other than the Buying Parties and their designees) concerning any sale of Equity Securities of, or any merger or share exchange or sale or other disposition of securities or substantial assets or any recapitalization or any similar transaction involving, the Company or any of its Subsidiaries (each, an "Alternative Transaction"), provided, however, (i) in the event the Company receives an unsolicited proposal with respect to such a transaction from any corporation, partnership or other entity or group (other than the Buying Parties and their designees), the Company may, to the extent it is required to do so by applicable fiduciary duties confirmed by written opinion of counsel to that effect, enter into discussion or transactions with or provide information to such corporation, partnership or other entity or group and (ii) the Company may continue its ongoing discussions with existing stockholders or investment advisers with respect to a private placement of up to $10 million of subordinated debt or equity to institutional or private investors or existing stockholders (which is an alternative in the event the Merger is not consummated), provided that the Company shall not enter into any understanding, commitment or transaction with respect thereto unless this Agreement is terminated in accordance with Section 11.1 in which event such understanding, commitment or transaction shall not be deemed an Alternative Transaction. The Company will notify the Buying Parties immediately upon becoming aware that any Person has made any proposal, offer, inquiry, or contact with respect to any Alternative Transaction (other than the discussions referred to in clause (ii) above), which notice shall include the identity of all relevant parties and the content of such communication.

       6.4. Access to Premises and Information. At all times prior to the Closing, during normal business hours the Company will permit the Buying Parties and their respective representatives to have full access to their premises and documents, books and records and to make copies during normal business hours of such financial and operating data and other information with respect to the Company and its Subsidiaries as the Buying Parties or any of their representatives shall reasonably request. In addition, the Company shall cause the Company's management and the management of the Company's Subsidiaries to be available to the Buying Parties at such times, and from time to time, as the Buying Parties may reasonably request in connection with the Merger and their review of the Business. The Company will cause to be delivered such additional information and copies of documents, books and records relating to the Company, any of its Subsidiaries or the Business as may be reasonably requested by the Buying Parties or any of their representatives.

      6.5. Confidentiality Covenant of the Buying Parties. Each of the Buying Parties will not, and will not permit any of its respective representatives to, without the prior written consent of the Company, disclose any confidential information relating to the Company furnished to the Buying Parties by or on behalf of the Company or any of its Subsidiaries whether furnished prior to the date hereof or thereafter or use any such information for any purpose otherwise than in evaluating the Company and its Subsidiaries in connection with the transactions contemplated hereby; provided, however, that (i) such information may be disclosed to any of the representatives of the Buying Parties who have a need to know such information in connection with the transactions contemplated hereby, and (ii) the information subject to the foregoing provisions of this sentence shall be deemed not to include any information known generally in the industry (other than as a result of disclosure in violation hereof) or any information received by the Buying Parties or any of its representatives from a third party not bound by a duty of confidentiality to the Company or any of its Subsidiaries. In addition, confidential information may be disclosed if required by legal process or by operation of applicable law; provided, however, that (i) the disclosing Person shall first promptly advise and consult with the Company and its counsel concerning the information proposed to be disclosed, (ii) the Company shall have the right to seek an appropriate protective order or other remedy concerning the confidential information proposed to be disclosed and the disclosing Person will cooperate with the Company to obtain such protective order, and (iii) in the event that such protective order or other remedy is not obtained by the Company, the disclosing Person will disclose only that portion of the confidential information which the disclosing Person is legally required to disclose, and the disclosing Person will use its best efforts to obtain assurances that confidential treatment will be accorded to such information. In the event of any termination of this Agreement pursuant to Section 11, each of the Buying Parties and their respective representatives will return or destroy all copies of any written materials in their possession furnished by or on behalf of the Company. The foregoing provisions of this Section 6.5 shall (i) supersede all prior confidentiality obligations of the Buying Parties, (ii) terminate upon the consummation of the Closing and (iii) not prohibit any retention of records or disclosure required by law or made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

      6.6. Operation of Business in the Ordinary Course. On and prior to the Closing Date, except as otherwise required by this Agreement, the Company and its Subsidiaries will conduct the Business only in the Ordinary Course of Business and use their respective best efforts to maintain the value of the Business as a going concern and the relationships of the Company and its Subsidiaries with customers, distributors, suppliers, vendors, employees, agents, Governmental Authorities and others. Without limiting the generality of the foregoing, on and prior to the Closing Date, the Company and its Subsidiaries shall, except as may otherwise be consented to in writing by the Buying Parties, pay accounts payable when due and maintain inventory levels, all in accordance with prudent business practice and the Ordinary Course of Business; and neither the Company nor any of the Subsidiaries will, without the prior written consent of the Buying Parties:

            (a)  Amend its Charter or By-laws;

            (b) Sell, pledge, dispose of or encumber any material assets (other than inventory in the Ordinary Course of Business) (or make any contract or arrangement therefor);

            (c) (i) Increase the Compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the Ordinary Course of Business in accordance with past practice; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

            (d) Incur any Debt in excess of the amount of maximum availability under the Company Credit Agreement (which amount shall include amounts outstanding under the Company Credit Agreement);

            (e)  Make any Distribution;

            (f) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options which were granted under the Company Option Plans and are outstanding on the date hereof);

            (g) Split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

            (h) Enter into any transaction otherwise than on an arms' length basis or any transaction with any Affiliate of the Company (other than its Subsidiaries);

            (i) Allow any permit or license to lapse or terminate or fail to renew any permit in accordance with prudent business practice;

            (j) Enter into, amend, extend, terminate or permit any renewal notice period to lapse with respect to any lease or any other Contractual Obligation that contains either consideration to be given or performed by the Company or any of its Subsidiaries of a value exceeding $500,000 or a term exceeding one year (except (i) to the extent otherwise required by this Agreement, (ii) Contractual Obligations involving sales of goods and purchase of inventory in the Ordinary Course of Business and (iii) extension of the maturity date of the Company Credit Agreement);

            (k) Cancel or compromise any Debt or claim, waive or release any valuable right of substantial value, or institute, settle or agree to settle any material Action;

            (l) Make any loan or extension of credit to any officer or employee or shareholder of the Company or any of its Subsidiaries (other than normal travel advances) in excess of $10,000;

            (m) Enter into any Contractual Obligation relating to the purchase of any Equity Security of any Person, the purchase of assets either substantial in amount or constituting a business or any merger, consolidation or other business combination;

            (n) Except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); or

            (o) Take, or agree in writing or otherwise to take, any of the actions described in this Section 6.6, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

      6.7. Certain Notices. Prior to the Closing, each party will promptly upon becoming aware thereof give the other parties written notice of any material development affecting its business, financial condition or prospects and any breach of or inaccuracy in any of its representations or warranties contained in this Agreement; provided, however, that no such disclosure shall be deemed to prevent or cure any breach of or inaccuracy in, or disclose any exception to, any of the representations and warranties set forth herein.

      6.8. Preparation for Closing. Each party will use its best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other parties hereto set forth in this Agreement. The Company shall give the Buying Parties prompt notice of any demands received by the Company for appraisal of shares pursuant to Sections 85 through 98 of the Business Corporation Law of the Commonwealth of Massachusetts, and, prior to the Closing, the Buying Parties shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Closing, the Company shall not, except with the written consent of the Buying Parties, make any payment with respect to, or settle or offer to settle, any such demands.

      6.9. Governmental Authorizations. Each party hereto shall use all reasonable efforts obtain all approvals, consents, waivers, authorizations or other orders of, and to make all declarations, filings, registrations, qualifications and recordings with, any Governmental Authority to the extent required to be obtained or made in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby

      6.10. Pooling of Interests Accounting Treatment; Certain Tax Covenants.

            6.10.1. Pooling. The Company acknowledges that Parent intends to account for the Merger and the consummation of the transactions contemplated hereby as a "pooling of interests" under GAAP and principles applied by the SEC, all as from time to time in effect. The Company represents and warrants that it has not taken, and covenants that it will not take, any action which would preclude such accounting treatment from being used by Parent. Without limiting the generality of the foregoing, the Company acknowledges, represents, warrants and agrees that (a) the Company is not and has never been a division or more than 50%-owned Subsidiary of any corporation nor been part of an acquisition which was later rescinded, (b) the Company has not taken, within the previous two years, and will not take, prior to the Closing, any action (i) to change the equity interest of the voting common stock of the Company (or amend the terms of any Equity Security of the Company or of any Contractual Obligation relating thereto, including but not limited to the Company Option Plans) in contemplation of the transactions contemplated by this Agreement, including, without limitation, any additional issuance, exchange or retirement of any securities of the Company, (ii) to permit the Company to reacquire any shares of its voting common stock or (iii) to permit the Company or any Subsidiary of the Company to dispose of a significant portion of its assets in contemplation of the transactions contemplated by this Agreement, and (c) the ratio of the interest in the Company of each holder of Company Common Stock to each other holder of Company Common Stock will not be changed by the consummation of the transactions contemplated by this Agreement.

            6.10.2. Plan of Reorganization and other Tax Matters.

            (a) This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

            (b) The parties hereto shall, and shall cause the Company to, provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any Legal Requirement relating to Taxes and the Company.

            (c) There shall be withheld from any amount payable hereunder such amounts as may be required to be withheld under applicable law.

            (d) Each of the Buying Parties and the Company shall use its best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

      6.11. Escrow of Shares Pending Resolution of Certain Matters. Upon consummation of the Merger, Parent shall deliver to The First National Bank of Boston, as escrow agent (the "Escrow Agent"), a certificate representing the Adjusted Escrow Percentage of the Parent Shares. The Escrowed Shares shall be held and either released to the Target Securityholders or surrendered to the Buying Parties according to the provisions of this Section 6.11. The Escrowed Shares of each Target Securityholder shall be applied to indemnify and hold harmless Parent and its Affiliates against and in respect of any and all Losses specified in Section 9.1.1 for which the Buying Parties and their Affiliates are entitled to indemnification pursuant to the provisions of Section 9, the amount of such indemnification to be determined as provided in Section 9. Each Target Securityholder shall be entitled to vote such Escrowed Shares as are, from time to time, held for such Target Securityholder's account as Escrowed Shares and to receive any dividend or distribution thereon (other than dividends or distributions in the form of capital stock of Parent or otherwise falling within the definition of "Escrowed Shares" hereunder, which shall be delivered to the Escrow Agent and held as part of the Escrowed Shares).

            6.11.1. Term of Escrow. Except as provided in Section 6.11.3, the Escrowed Shares shall not be released from escrow until the earlier of (i) the date on which Parent's independent auditors shall report on their audit of Parent's financial statements for the fiscal year of Parent during which the Closing occurs, or (ii) the first anniversary of the

      Closing Date (such earlier date being hereinafter sometimes referred to as the "Release Date").

            6.11.2. Formula for Number of Escrowed Shares to be Returned to Parent. The number of Escrowed Shares to be returned to Parent in respect of each Loss for which it is entitled to indemnity hereunder shall be computed by dividing the dollar amount of the Target Securityholders' liability in respect of such Loss by the dollar amount of the Formula Price Per Share (subject to appropriate adjustment in the event of a stock dividend on, or stock split or combination of shares or other recapitalization of, or in respect of, the Escrowed Shares or in the event that other securities or property have been deposited in escrow in connection with any merger, consolidation or liquidation of Parent); and such Shares to be so returned to Parent shall be allocated among the Target Securityholders in proportion to their then respective interests in the Escrowed Shares.

            6.11.3. Certification of Losses, Return of Shares to Parent and Delivery of Balance to the Target Securityholders.

                  6.11.3.1. Parent shall provide written notice to the Target
            Securityholders' Representative of the occurrence of a Loss to which it is entitled to indemnification (which notice shall specify the circumstances of such Loss and the number of Escrowed Shares to be applied in respect thereof). Target Securityholders' Representative shall, within 30 days after delivery of such notice, (A) provide written notice to Parent pursuant to Section 6.11.3.2(i) or (ii) or
            (B) jointly with Parent instruct the Escrow Agent to apply all or the specified portion of the Escrowed Shares to the payment, reimbursement, settlement or discharge of such Loss.

                  6.11.3.2. Within 30 days after delivery of the notice to
            Target Securityholders' Representative referred to in
            Section 6.11.3.1, Target Securityholders' Representative may provide written notice to Parent:

                        (i) questioning the propriety of such proposed
                  application, in which case such question shall be resolved under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The arbitrators shall determine (A) the amount, if any, of such proposed application which is proper, and (B) the amount to be borne by each party and the party or parties and who shall bear the expense of such determination (which shall be allocated to the Target Securityholders in the proportion that the amount of the application designated by such arbitrators to be borne by the Target Securityholders bears to the amount originally sought by Parent) and shall be conclusive on all parties; or

                        (ii) that the Target Securityholders dispute and intend
                  to defend the Liability, obligation, claim or Action giving rise to such Loss or potential Loss, provided that, and for so long as, such defense is being conducted by such Target Securityholders at their expense and in a manner reasonably deemed by Parent to be satisfactory and effective to protect it against such Loss.

                  6.11.3.3. The Escrowed Shares, or any balance thereof held by the Escrow Agent as to which notice shall not have been given by Parent as aforesaid on or prior to the Release Date shall be delivered to the Target Securityholders not more than fifteen days after the Release Date and such Shares to be so returned shall be allocated among the Target Securityholders in proportion to their then respective interests in the Escrowed Shares. Any Escrowed Shares held by the Escrow Agent on the Release Date, the application of which to an indemnifiable Loss has been deferred pursuant to clause (i) or (ii) of Section 6.11.3.2 above shall, upon final determination or settlement of the Loss being determined or contested, be applied thereto and any balance delivered to the Target Securityholders in proportion to their then respective interests in the Escrowed Shares. Parent shall promptly notify the Escrow Agent on or before the Release Date indicating the number of Escrowed Shares the application of which has been deferred pursuant to clause (i) or (ii) of Section 6.11.3.2 above and, if Parent fails to give such notice within 10 days after the Release Date Target Securityholders' Representative may so notify the Escrow Agent.

      6.12. Affiliate Agreements. Each of Parent and the Company shall deliver to the other, no later than 45 days after the execution of this Agreement, a letter (an "Affiliate Letter") identifying all persons who may be deemed to be, on or prior to the Effective Date, "affiliates" of Parent or the Company, respectively, for purposes of Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Each of Parent and the Company shall cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver to Parent, on or before the date which is 30 days prior to the Effective Date, a written agreement in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment (an "Affiliate Agreement"), in substantially the form of Exhibit A.

      6.13. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

      6.14. Directors and Officers Indemnification. From and after the Effective Date, Parent and Surviving Corporation shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof, an officer or director of the Company (collectively, the "D&O Group") to the same extent that such officer or director is indemnified by the Company pursuant to the Company's Charter and By-Laws, as in effect on the date hereof, for acts or omissions in such person's capacity as an officer or director of the Company occurring on or prior to the Effective Date, provided that (i) the D&O Group may retain only one law firm to represent them with respect to any single action, which firm shall be reasonably satisfactory to Parent and Surviving Corporation, unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more members of the D&O Group, (ii) Parent and Surviving Corporation shall pay the reasonable fees and expenses of such counsel and (iii) Parent and Surviving Corporation shall not be liable for any settlement effected without their written consent.

      6.15. Expenses. Within ten calendar days of the date hereof, the Company shall provide to Parent a good faith estimate and description of the expenses of the Company and its Subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

7. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYING PARTIES. The obligations of the Buying Parties to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Buying Parties in their sole discretion:

      7.1. Representations, Warranties and Covenants of Company.

            7.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties relating to the Company or any of its Subsidiaries contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing, except to reflect changes permitted by this Agreement and in the case of Section 4.7, subject to the provisions contained in Section 7.3.

            7.1.2. Performance of Agreements. The Company shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

            7.1.3. Stockholder Approval; Absence of Appraisal Demands. Shareholders of the Company holding not less than two-thirds of the Company Common Stock outstanding as of the record date for the Special Meeting shall have voted in favor of and approved this Agreement and the Merger in accordance with the Massachusetts Business Corporation Law; and the Company shall not have received notice from any holders of more than 5% of the Company Common Stock in the aggregate with respect to an intent to pursue appraisal rights pursuant to Sections 85 through 98 of the Business Corporation Law of The Commonwealth of Massachusetts in respect of the Merger.

            7.1.4. Closing Certificate. At the Closing, the Company shall furnish to the Buying Parties an unqualified certificate, signed by the President or any Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 7.1.1, 7.1.2 and
      7.1.3 have been satisfied.

      7.2. Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

      7.3. No Material Adverse Change. Without limiting the generality of
Section 7.1, since the date of the Most Recent Balance Sheet no Company Material Adverse Effect shall have occurred, provided, however, that in making such determination, a Material Adverse Effect with respect to the business or operations of the Company shall not be considered.

      7.4. Options, etc. Immediately prior to the Effective Date, there shall be no outstanding options, warrants, Contractual Obligations or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, other than Company Stock Options which will be converted into options to acquire Parent Shares pursuant to the Merger.

      7.5. Closing Agreements. At or prior to the Closing (and, in the case of (iii), on or before the date which is 30 days prior to the Effective Date), each of the following agreements (the "Closing Agreements"), in form and substance satisfactory to the Buying Parties, shall have been executed and delivered to the Buying Parties:

             (i)  the Articles of  Merger;

             (ii) employment and noncompetition agreements executed by each of Bruce Bower, Raj Shanmugaraj and Carl Yasharian; and

             (iii) an agreement in the form of Exhibit A executed by each Principal Stockholder and each other Person identified as an "affiliate" of the Company in the Affiliate Letter delivered by the Company pursuant to Section 6.12 (unless the Buying Parties shall have waived the right to require pooling of interests accounting treatment pursuant to Section 7.7).

      7.6. Tax Opinion. The Buying Parties shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to the Buying Parties, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties agree to make reasonable representations as requested by counsel to the Buying Parties for the purpose of rendering such opinion.

      7.7. Pooling Opinion. The Buying Parties shall have received an opinion of each of Coopers & Lybrand LLP and KPMG Peat Marwick LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement, unless the Buying Parties shall have waived the requirement that the Merger qualify for pooling of interests accounting treatment by notice to the Company prior to the Closing Date.

      7.8. Legality; Governmental Authorization; Litigation. The Merger and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement, and shall not subject the Company or either Buying Party to any material penalty or Tax, or other material Liability other than Liabilities created by the Buying Parties, if any and as set forth on
Schedule 4.18. The Company shall have caused to have been obtained or made and be in full force and effect all other approvals, consents, approvals, waivers, authorizations and other orders of, and declarations, filings, registrations, qualifications and recordings with, any Governmental Authority necessary to be obtained or made in order to permit the Company to consummate the transactions contemplated hereby or otherwise reasonably requested by the Buying Parties. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have terminated or expired. No Action shall have been instituted at or prior to the Closing by any Person or instituted or threatened by any public authority, relating to this Agreement or any of the transactions contemplated hereby or against the Company or either Buying Party, the result of which could prevent or make illegal the consummation of any such transaction or could otherwise have a material adverse effect on either Buying Party or have a Company Material Adverse Effect.

      7.9. Consents, etc. The Company shall have secured written consents or waivers under all leases, Guarantees of leases and other Contractual Obligations of the Company in a manner satisfactory in form and substance to the Buying Parties, necessary to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Buying Parties, without affecting any rights of the Company under any such Contractual Obligations. The agreements relating to registration rights referred to in Items 1 and 2 on Schedule 4.21 shall have been terminated.

      7.10. Nasdaq Listing. The Parent Shares shall have been approved for listing on the Nasdaq National Market.

      7.11. Opinion of Counsel. The Company shall have furnished the Buying Parties with an opinion of the Company's counsel dated the Closing Date, in form and substance reasonably satisfactory to Parent, covering matters with respect to the transactions contemplated hereby as the Buying Parties or their counsel may reasonably request.

      7.12. Stockholders Agreement. The Stockholders Agreement shall be in full force and effect at and as of the Effective Date.
      7.13. General. All documents, instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buying Parties, and the Buying Parties shall have received copies of all documents which either Buying Party may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, including, without limitation the documents to be delivered by the Company pursuant to Section 3.3.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Company in its sole discretion:

      8.1.  Representations, Warranties and Covenants of Buying Parties.

            8.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Buying Parties contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing.

            8.1.2. Performance of Agreements. The Buying Parties shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by the Buying Parties at or prior to the Closing.

            8.1.3. Officer's Certificate. At the Closing, the Buying Parties shall furnish to the Company an unqualified certificate signed by the President or any Vice President of each of the Buying Parties dated the Closing Date, to the effect that the conditions specified in Sections
      8.1.1 and 8.1.2 have been satisfied.

      8.2. Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

      8.3. Stockholder Approval. Shareholders of the Company holding not less than two-thirds of the Company Common Stock outstanding as of the record date for the Special Meeting shall have voted in favor of and approved this Agreement and the Merger in accordance with the Massachusetts Business Corporation Law.

      8.4. Closing Agreements. At or prior to the Closing, each Buying Party shall have entered into each of the Closing Agreements to which it is party, such agreements being in form and substance reasonably satisfactory to the Company.

      8.5. Tax Opinion. The Company shall have received a written opinion of Testa, Hurwitz & Thibeault, LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties agree to make reasonable representations as requested by Testa, Hurwitz & Thibeault, LLP for the purposes of rendering such opinion.

      8.6. Pooling Opinion. The Company shall have received copies of the opinions referred to in Section 7.7 above (unless the Buying Parties shall have waived the right to require pooling of interests accounting treatment pursuant to Section 7.7).

      8.7. Legality; Government Authorization; Litigation. The Merger, and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement. The Buying Parties shall have caused to be obtained or made and be in full force and effect all approvals, consents, waivers, authorizations and other orders of, and declarations, filings, registrations, qualifications and recordings with, any Governmental Authority necessary to be obtained or made by the Buying Parties in order to permit the consummation of the transactions contemplated hereby or otherwise reasonably required by the Company. The waiting period under the HSR Act shall have terminated or expired. No Action shall have been instituted at or prior to the Closing by any Person or instituted or threatened by any public authority, pertaining to this Agreement or any of the transactions contemplated hereby, the results of which action or proceeding could prevent or make illegal the consummation of any such transaction.

      8.8. Consents, etc. The Buying Parties shall have secured written consents or waivers under all Contractual Obligations of the Buying Parties, in a manner satisfactory in form and substance to the Company, necessary to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Company.

      8.9. Opinion of Counsel. The Buying Parties shall have furnished the Company with an opinion of the Buying Parties' counsel dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering such matters with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

      8.10. General. All documents, instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Company, and the Company shall have received copies of all documents which the Company may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, including, without limitation the documents to be delivered by the Buying Parties pursuant to
Section 3.4.

9.    INDEMNIFICATION.

      9.1. Indemnification. Subject to the provisions of Sections 9.2 and 9.3,
(i) each Buying Party, the Surviving Corporation and their respective Affiliates (each in its capacity as indemnified party, an "Indemnitee") shall be indemnified and held harmless by the Target Securityholders (each in its capacity as indemnifying party, an "Indemnifying Party") from, against and in respect of, and (ii) each Buying Party (each in its capacity as indemnifying party, an "Indemnifying Party") hereby jointly and severally agrees to indemnify each of the Target Securityholders (each in its capacity as indemnified party, an "Indemnitee") and hold each of the Target Securityholders harmless, from, against and in respect of:

            9.1.1. The Target Securityholders. In the case of the Target Securityholders as Indemnifying Parties, any and all Losses arising from or related to any of the following: (i) any breach of or inaccuracy in (or any allegation by any third party of facts which, if true as alleged, would constitute such a breach or inaccuracy) any representation or warranty made by, on behalf of or in respect of the Company or its Subsidiaries in this Agreement or in any document, instrument or certificate delivered pursuant hereto or (ii) any breach or violation of any covenant or agreement made by or on behalf of the Company in this Agreement or in any document, instrument or certificate delivered pursuant hereto unless waived by the Buying Parties in connection with the Closing or (iii) the matter referred to in Item E of Schedule 4.6; provided, however, that the indemnification provided pursuant to this Section 9.1.1 shall be on the terms and subject to the conditions of Sections 6.11 and 9.3.1;

            9.1.2. The Buying Parties. In the case of either Buying Party as Indemnifying Party, any and all Losses arising from or related to any of the following: (i) any breach of or inaccuracy in (or any allegation by any third party of facts which, if true as alleged, would constitute such a breach or inaccuracy) any representation or warranty made by or on behalf of either Buying Party in this Agreement or in any document, instrument or certificate delivered pursuant hereto or (ii) any breach or violation of any covenant or agreement made by or on behalf of either Buying Party in this Agreement or in any document, instrument or certificate delivered pursuant hereto; provided, however, that the indemnification provided pursuant to this
      Section 9.1.2 shall be subject to the provisions of Section 9.3.2.

      9.2. Time Limitation on Indemnification. Notwithstanding the foregoing, no claim may be made or suit instituted under any provision of this Section 9 after the Release Date except for claims as to which any Indemnitee has given any Indemnifying Party notice on or prior to the Release Date (and, in the case of the Buying Parties, the Surviving Corporation or any of their Affiliates as Indemnitee with respect to Losses of the types identified in Section 9.1.1, Parent has notified the Escrow Agent as provided in Section 6.11).

      9.3.  Monetary Limitations on Indemnification; Limitation on Recourse.

            9.3.1. The Target Securityholders. Except with respect to claims (i) arising out of the representations or warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.9, 4.18 and 4.20, (ii) for any breach of any covenant or agreement made by or on behalf of the Company in this Agreement or in any other agreement or instrument delivered pursuant to this Agreement, or (iii) based on fraud, or which arise out of or are attributable to acts or omissions taken or made prior to Closing in connection with the Business that constitute willful misconduct or malfeasance, gross negligence or a violation of applicable Legal Requirements for which criminal liability may be assessed, or (iv) the matter referred to in Item E of Schedule 4.6, no Target Securityholder as Indemnifying Party shall have any obligation to indemnify either Buying Party or any of their respective Affiliates as Indemnitees in respect of any Loss of a type identified in Section 9.1.1 incurred by either Buying Party or any of their respective Affiliates as Indemnitee unless the aggregate cumulative total of all such Losses incurred by either Buying Party or any of their respective Affiliates as Indemnitee exceeds $500,000, whereupon each Buying Party and each of their respective Affiliates as Indemnitees shall be entitled to indemnification for the entire aggregate cumulative amount of such Losses described above; provided that in no event shall the Target Securityholders' indemnity obligations under this Section 9 for Losses specified in Section 9.1.1 and
      9.4 (including expenses) exceed the amount of the Escrowed Shares. With respect to claims referred to in clauses (i) or (ii) of the first sentence of this Section 9.3.1, the minimum dollar limitation shall be $100,000; with respect to claims referred to in clause (iii) of the first sentence of this Section 9.3.1 the Buying Parties shall only be entitled to indemnification to the extent the Losses related thereto exceed $50,000. The Buying Parties, the Company and their respective Affiliates in their capacities as Indemnitees under this Section 9 shall not have general recourse against the assets of the Target Securityholders in respect of their indemnification obligations under this Section 9 for those Losses specified in Section 9.1.1 and 9.4 (including expenses), but rather the sole recourse for collection in respect of such indemnification obligations in respect of Losses specified in Section 9.1.1 shall be limited to application of the Escrowed Shares as provided in

      Section 6.11 and as so limited the indemnification obligations of the Target Securityholders shall be joint but not several. Notwithstanding anything herein to the contrary, except with respect to claims based on fraud or which arise out of or are attributable to acts or omissions taken or made prior to Closing in connection with the Business that constitute willful misconduct, gross negligence or a violation of applicable Legal Requirements for which criminal liability may be assessed, , the rights of the Buying Parties, the Surviving Corporation and the Indemnitees under this Section 9 shall be the exclusive remedy of such Persons with respect to claims resulting from or relating to any misrepresentation, breach of any representation or warranty or failure to perform any covenant or agreement of the Company contained in this Merger Agreement.

            9.3.2. The Buying Parties. Except with respect to claims (i) arising out of the representations or warranties contained in Sections 5.1, 5.2,
      5.4 and 5.7, (ii) for any breach of any covenant or agreement made by or on behalf of the Buying Parties in this Agreement or in any other agreement or instrument delivered pursuant to this Agreement, or (iii) based upon fraud or which arise out of or are attributable to acts or omissions taken or made prior to Closing in connection with the Business that constitute willful misconduct or malfeasance, gross negligence or a violation of applicable Legal Requirements for which criminal liability may be assessed, neither Buying Party shall have any obligation to indemnify any Target Securityholder as Indemnitee in respect of any Loss of a type specified in Section 9.1.2 incurred by any Target Securityholder as Indemnitee unless the aggregate cumulative total of all such Losses incurred by any Target Securityholder as Indemnitee exceeds $500,000 whereupon the Target Securityholders as Indemnitees shall be entitled to indemnification for the entire aggregate cumulative amount of such Losses described above. With respect to claims referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence, the minimum dollar limitation shall be $100,000.

            Any payments made by the Buying Parties as Indemnifying Parties hereunder shall (i) be made through the issuance of shares of Parent Common Stock at a per share value equal to the Formula Price Per Share and
      (ii) not be in excess of the amount permitted in respect of transactions accounted for as a pooling under Accounting Principles Board Opinion No. 16 and interpretations thereof issued by the American Institute of Certified Public Accountants on or prior to the date hereof as determined by Parent's independent auditors.

      9.4. Third Party Claims. Promptly after the receipt by any Indemnitee of notice of the commencement of any Action against such Indemnitee by a third party, such Indemnitee shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Section 9, use reasonable efforts to give the Indemnifying Parties written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnitee, provided that (a) the Indemnifying Party so notifies the Indemnitee within 30 days after receipt of such notice, (b) the claim involves only money damages and does not seek injunctive or other equitable relief, (c) settlement of, or an adverse judgment with respect to, such claim is not, in the good faith judgment of the Indemnitee, reasonably likely to establish a precedent adverse to the continuing business interests of the Indemnitee, and (d) the Indemnifying Party conducts the defense of such claim actively and diligently. So long as the Indemnifying Party is conducting the defense of such claim as provided in the previous sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and neither the Indemnifying Party nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other. In the event the Indemnifying Party does not or ceases to conduct defense of such claim as so provided, (x) the Indemnitee may defend against and, with the consent of the Indemnifying Party, which shall not be unreasonably withheld, consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (y) the Indemnifying Party will reimburse the Indemnitee promptly and periodically for the costs of defending against such claim, including attorneys' fees and expenses, and (z) the Indemnifying Party will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 9.

      9.5. Nature of Indemnification Payments. Any and all indemnification payments or offsets pursuant to this Section 9 shall be deemed for all purposes to be adjustments to the Aggregate Consideration Amount.

10.   CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

      10.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts (or the United States District Court located in Massachusetts) for the purpose of any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any other Closing Agreement, or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.8 is reasonably calculated to give actual notice.

      10.2. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and agrees to cause each of its Subsidiaries to waive, and covenants that neither it nor any of its Subsidiaries will assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or Action arising out of or based upon this Agreement or any other Closing Agreement or the subject matter hereof or thereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Any party hereto may file an original counterpart or a copy of this Section 10.2 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

11.   TERMINATION.

      11.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

            (a) The Buying Parties and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

            (b) The Buying Parties may terminate this Agreement by giving written notice to the Company at any time prior to the Closing either (i) in the event the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Parent has notified the Company of the breach and such breach has continued without cure for a period of 5 days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1997 by reason of the failure of any condition set forth in Section 7 to be satisfied (unless the failure results primarily from either Buying Party breaching any representation, warranty, covenant or agreement contained in this Agreement); provided that such date shall be extended to September 30, 1997 with the consent of the Company upon request of Parent, which consent shall not be unreasonably withheld.

            (c) The Company may terminate this Agreement by giving written notice to the Buying Parties at any time prior to the Closing (i) in the event either Buying Party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified the Buying Parties of the breach and such breach has continued without cure for a period of 5 days after the notice of breach,
      (ii) if the Closing shall not have occurred on or before August 31, 1997 by reason of the failure of any condition set forth in Section 8 to be satisfied (unless the failure results primarily from the Company breaching any representation, warranty, covenant or agreement contained in this Agreement), provided that such date shall be extended to September 30, 1997 with the consent of the Company upon request of Parent, which consent shall not be unreasonably withheld., or
      (iii) in the event the Company receives an unsolicited proposal with respect to such a transaction from any corporation, partnership or other entity or group (other than the Buying Parties and their designees) and is required by applicable fiduciary duties, confirmed by written opinion of counsel to that effect, to enter into an Alternative Transaction with such corporation, partnership or other entity or group.

      11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (other than the provisions of Sections 6.5, 10.1, 10.2, 11.3, 12.1, 12.8, 12.9, 12.11
and 12.13, each of which shall survive any such termination); provided, however, that no termination shall relieve any party from any liability arising from or relating to breach prior to termination.

      11.3. Fees and Expenses.

      (a) Except as set forth in this Section 11.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto in the event this Agreement is terminated by the Company.

      (b) In consideration of the strategic importance of the Merger to Parent and other valuable consideration, receipt of which is hereby acknowledged, in the event that the Company terminates this Agreement pursuant to Section 11.1(c)(iii), the Company shall reimburse Parent for actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate (the "Expenses"), which shall be paid within five (5) Business Days after such termination. In the event that the Company consummates an Alternative Transaction within ninety (90) days of this Agreement, in addition to the Expenses, the Company shall pay Parent a fee of $1,000,000 (the "Fee"). The Fee shall be paid within five (5) Business Days after consummation by the Company of an Alternative Transaction.

12.   MISCELLANEOUS.

      12.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed, in the case of a waiver by the Buying Parties, by the Buying Parties and, in the case of a waiver by the Company, by the Company.

      12.2. Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument: (i) in the case of any amendment prior to the Closing, executed by each Buying Party and the Company or (ii) in the case of any amendment after the Closing, subject to any contrary requirement of applicable law, executed by Parent or the Company and by holders of not less than two-thirds of the Parent Shares.

      12.3. Survival, etc. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including, without limitation, the Schedules hereto), or pursuant to any document, certificate, financial statement or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Closing until the Release Date or, in the case of Section 9.1.1(b), provided that if written notice of a claim has been given prior to the Release Date, then relevant representations, warranties, covenants or agreements shall survive as to such claim until such claims have been finally resolved. Neither the period of survival nor the liability of any party with respect to such party's representations, warranties covenants and agreements shall be reduced by any investigation made at any time by or on behalf of any party.

      12.4. Independence of Representations and Warranties. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists any other representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

      12.5. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

      12.6. Knowledge. Whenever reference is made herein to the knowledge of any Person with respect to any matter, it is understood that (i) such Person has made, or caused to be made by personnel or representatives of such Person and its Affiliates reasonably competent to determine the accuracy of the statement with respect to such matter, an inquiry which is reasonably appropriate to determine the accuracy of the statement in question and (ii) the results of such inquiry will be deemed to have been reported to such Person.

      12.7. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

      12.8. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

      If to Parent, to it at:        PictureTel Corporation
                                     100 Minuteman Road
                                     Andover, MA  01810
                                     Attention:  Les B. Strauss,  Chief  Financial Officer
                                     Telecopier:  (508) 292-3334

             If to Merger            ML Acquisition Corp.
              Sub, to it at: c/o     PictureTel Corporation
                                     100 Minuteman Road
                                     Andover, MA  01810
                                     Attention:  Les B. Strauss,  Chief  Financial Officer
                                     Telecopier:  (508) 292-3334

               with a copy to:       Ropes & Gray
                                     One International Place
                                     Boston, MA  02110-2624
                                     Attention:  Howard F. Fuguet, Esq.
                                     Telecopier:  (617) 951-7050

      If to the Company, to it at:   MultiLink, Inc.
                                     6 Riverside Drive
                                     Andover, MA 01810
                                     Attention:  Bruce R. Bower, President
                                     Telecopier: (508) 691-2191

               with a copy to:       Testa, Hurwitz & Thibeault, LLP

                                     125 High Street, High Street Tower
                                     Boston, MA  02110-2711
                                     Attention:  William B. Simmons, Jr., Esq.
                                     Telecopier:  (617) 248-7100

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by Federal Express, if sent by Federal Express,
(c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

      12.9. Public Announcements. At all times at or before the Closing, no party hereto will issue or make any reports, statements or releases to the public or generally to the customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, provided that the initial press release regarding the execution of this Agreement shall be mutually agreed upon; and provided further that Parent may make an additional public report, statement or release without such consent if Parent is advised by counsel in writing that such public report, statement or release is required by law in order to discharge Parent's disclosure obligations, in which event Parent shall notify the Company that it intends to take such action and shall deliver to the Company in advance a copy of such public report, statement or release. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

      12.10. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.

      12.11. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, the Company, the Target Securityholders or their respective transferees, successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

      12.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      12.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, and in the case of the Company and Merger Sub executed as an instrument under seal, as of the date first above written by their respective officers thereunto duly authorized.

                                  PICTURETEL CORPORATION


                                  By ___________________________________
                                      Title:


                                  ML ACQUISITION CORP.


                                  By ______________________________________
                                      Title:  President

[Seal]
                                  and by ___________________________________
                                            Title: Treasurer


                                  MULTILINK, INC.


                                  By ______________________________________
                                       Title:  President

[Seal]
                                  and by ___________________________________
                                            Title: Treasurer


                                  TARGET SECURITYHOLDERS' REPRESENTATIVE


                                  __________________________________________
                                  J. Edward McAteer, as Target Securityholders' Representative

                                                                       EXHIBIT A


                           FORM OF AFFILIATE AGREEMENT


                                          _____________, 1997

PictureTel Corporation
100 Minuteman Road
Andover, MA 01810

      Re:  Merger Agreement

Ladies and Gentlemen:

      PictureTel Corporation, a Delaware corporation ("Parent"), ML Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and MultiLink, Inc., a Massachusetts corporation (the "Company"), have entered into an Agreement and Plan of Merger dated April , 1997 (the "Merger Agreement"), pursuant to which Merger Sub would be merged with and into the Company (the "Merger"), and each outstanding share of Company Common Stock would be converted into the right to receive shares of Parent Common Stock. Capitalized terms used herein and not defined have the meanings assigned to them in the Merger Agreement.

      The undersigned has been advised that as of the date the Merger is submitted to stockholders of the Company for approval, the undersigned may be an "affiliate" of the Company, as the term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein shall be construed as an admission of either such fact.

      Parent has requested the undersigned to represent and agree, and the undersigned represents and agrees, with Parent as follows:

      1.       Pooling.

      From and after 30 days prior to the Effective Time of the Merger, the undersigned will not sell, transfer, exchange or otherwise, directly or indirectly, dispose of, or reduce the risk of loss (by short sale or otherwise) or enter into any contract or other arrangement with respect to, or consent to the sale or exchange of or other disposition of any interest in, any securities of the Company or Parent until after such time as Parent has published financial results covering at least 30 days of combined operations of Parent and the Company after the Effective Time of the Merger in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. The undersigned understands that certificates representing the shares of Parent Common Stock, if any, received by the undersigned in the Merger will be placed on the "stop-transfer list" maintained by Parent's transfer agent and will remain so listed until the publication of such financial results and that there will be placed on the certificate(s) representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN A LETTER AGREEMENT DATED AS OF _________, 1997 RELATING THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PICTURETEL CORPORATION."

      Parent agrees and covenants that (i) Parent will use its reasonable best efforts to publish financial results covering at least 30 days of combined operations of Parent and the Company after the Effective Time of the Merger, as soon as practicable and in no event later than 45 days after the end of the first fiscal quarter which includes at least 30 days of such combined operations after the Effective Time if such 30 days is included in any of the first three fiscal quarters of Parent, and in no event later than 90 days after the end of the first fiscal quarter which includes at least 30 days of combined operations of Parent and the Company if such 30 days is included in the fourth fiscal quarter of Parent; and (ii) promptly after such publication the stop transfer instructions and legends referred to above shall be terminated or removed.

      2.       Rule 145.

      The undersigned has been advised that the issuance of shares of Parent Common Stock pursuant to the Merger will be registered under the Securities Act pursuant to a registration statement on Form S-4. The undersigned has also been advised that, if the undersigned is in fact an "affiliate" of the Company at the time the Merger is submitted to a vote of the stockholders of the Company, Rule 145 under the Securities Act will restrict the undersigned's sales of shares of Parent Common Stock, if any, received in the Merger. The undersigned has been advised that if the undersigned is so subject to Rule 145, the undersigned may not sell or otherwise dispose of any shares of Parent Common Stock except in accordance with Rule 145(d) under the Securities Act or pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

      The undersigned understands and agrees that:

               (i) Parent is under no obligation to register the sale, transfer or other disposition of the shares of Parent Common Stock to be received by the undersigned in the Merger except as set forth in written agreements, if any, with the undersigned which have been entered into by Parent or which have been specifically assumed by Parent.

               (ii) Stop transfer instructions will be given to the transfer agent of Parent with respect to the shares of Parent Common Stock to be received by the undersigned in the Merger, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH RULE 145(D) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

               (iii) Unless the transfer by the undersigned of the shares of Parent Common Stock is a sale made in conformity with the provisions of Rule 145(d), or is made pursuant to a registration statement under the Securities Act, Parent reserves the right to put an appropriate legend on the certificate issued to a transferee.

      In connection with the foregoing, Parent agrees as follows:

               (i) For so long as and to the extent necessary to permit the undersigned to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall use reasonable best efforts to file, on a timely basis, all reports required to be filed with the Securities and Exchange Commission ("SEC") by it pursuant to Section 13 of the Exchange Act, so long as it is subject to such requirement, furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports required to be filed with the SEC under Section 13 of the Securities Exchange Act of 1934, as amended, during the preceding 12 months.

               (ii) Parent agrees that the stop transfer instructions and legends referred to above shall be terminated or removed if the undersigned shall have delivered to Parent a copy of a letter from the staff of the SEC or an opinion of counsel with recognized expertise in securities law matters, in form and substance satisfactory to Parent, to the effect that such instructions and legends are not required for the purposes of the Securities Act.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

      Please indicate your agreement with the foregoing by signing the acknowledgment below on the enclosed copies of this letter, and returning the same to the undersigned, whereupon this letter agreement shall become an effective agreement between Parent and the undersigned.

                                          Very truly yours,



                                          ____________________________

                                          By:_________________________
                                              Name:
                                              Title:

Acknowledged and agreed as of
the date hereof.

PICTURETEL CORPORATION


By_________________________
    Name:
    Title:

SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER FOR MULTILINK HAVE BEEN OMITTED AND WILL BE FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST


SCHEDULES OF MULTILINK

4.4      Subsidiaries

4.5      Financial Statements

4.6      Absence of Undisclosed Liabilities

4.7      Absence of Certain Developments

4.8      Title to Properties

4.9      Tax Matters

4.10     Contracts and Commitments

4.12(b)  Infringement Issues

4.12(c)  Intellectual Property

4.12(d)  Material License Agreements

4.13(i)  Interested Parties and Conflicts of Interest

4.14     Non-Contravention

4.15     No Governmental Consent or Approval Required

4.16     Litigation

4.18     Brokers

4.21     Material Facts

4.23     Employees

4.24     Employee Benefits

4.25     Notes and Accounts Receivable

4.26     Inventories

4.28     Change in Control Payments